UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 29, 2022

Dear American Vanguard Stockholders,

On behalf of the Board of Directors (the “Board”), we are writing to you because New York-based hedge fund Cruiser Capital (“Cruiser”) – a relatively new stockholder in our Company – is attempting to replace three members of your Board who are integral to the continued execution of our strategy and our future growth.

Your Board firmly believes that your interests are best served by electing the Company’s nominees and unanimously recommends that you vote for “FOR ALL” of American Vanguard’s nine experienced and highly qualified director nominees using the official WHITE American Vanguard proxy card enclosed.

YOUR HIGHLY EXPERIENCED BOARD AND MANAGEMENT TEAM HAVE DELIVERED FOR STOCKHOLDERS AND HAVE POSITIONED AMERICAN VANGUARD WELL FOR INCREMENTAL VALUE CREATION AS WE HEAD INTO THE FUTURE

Under the leadership of your Board and management team, American Vanguard is positioned in both domestic and international markets to drive operational and financial performance in 2022 and, we believe, well into the future. Despite continuing challenges posed by COVID-19, supply chain disruptions and inflation, last year we grew net sales by 21%, operating income by 35% and EBITDA by 20% over 2020.

Under the leadership of your highly experienced Board and management team, the Company has delivered attractive returns and strong performance relative to its agrochemical peers and the Russell 2000 over the last seven years. We believe we are well positioned to accelerate growth and returns going forward and look forward to reaping the benefits of the actions, acquisitions, and strategies that we have implemented.

We are poised to continue benefitting from favorable industry fundamentals that even Cruiser Capital concedes are “strong tailwinds.” Over the past decade, we have invested in considerable technological innovation that both supports and expands long-term, highly profitable growth potential, and we believe these decisions by your Board have positioned us to benefit from those favorable winds. The fundamental strength of our traditional core business has provided the resources needed to drive these multiple strategic initiatives.

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One critical objective has been to establish market access to key international regions that are growing in importance, and which provide great opportunities for our strong niche, specialty products portfolio. Our increased presence in Australia, Canada, Central and South America have been key to pursuing that goal and providing a solid platform for penetration of our Green Solutions and Precision Application systems.

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SIMPAS is our game-changing prescriptive application technology that enables precise, targeted deposition of crop protection, plant nutrition and soil health inputs. It enables growers, agronomists, and precision agriculture retailers to optimize the repository of data collected through soil samples and prior harvest analyses. Additionally, in conjunction with our embedded Ultimus software, growers will be able to document verifiable application data and potentially secure carbon credit remuneration for their efforts to sequester carbon emissions to the atmosphere. These technologies have been well protected with more than 20 patents issued and another 30+ pending. We have exceeded our target of 75 system sales to growers in 2022 and are on track to meet or exceed our target of 125 additional systems in 2023. We are now projecting that in 2025 these systems and the products that they dispense will add an incremental $113 million to AVD’s net sales in the United States alone. SIMPAS/Ultimus is an important component of Precision Ag, which is projected to grow in excess of 14% per year.

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Our growing Green Solutions platform already offers over 120 breakthrough biological solutions in an industry segment that is expected to expand at a 10+% annual growth rate. In 2021, our business generated an 82% revenue increase to $40 million. The two primary drivers were solid organic growth with the existing offerings and the acquisitions of Agrinos and AgNova, which occurred in 2020. This product portfolio has excellent intellectual property protection with about 50 issued patents and about 100 patents pending. Latin America, Brazil, and increasingly the United States, represent the strongest growth geographies for these soil health and non-chemical pest control alternatives. We are projecting revenues from this set of products to be approximately $140 million by 2025.

Each of the initiatives cited above contribute meaningfully to a strong ESG / Sustainability commitment that drives American Vanguard’s strategic direction. With solid execution against our targeted growth objectives, we are well positioned to continue our strong revenue momentum with mid-double-digit growth anticipated in 2022. Decisions made by your management team and Board have embedded significant value in our Company, including in our SIMPAS platform and growing Green Solutions portfolio, which offers a clear upside for ALL American Vanguard shareholders.

YOUR CURRENT BOARD HAS THE RIGHT SKILLS AND EXPERIENCE TO DRIVE STOCKHOLDER VALUE

The Board and management team are committed to driving long-term value creation and have been diligently working during these challenging times to put in place a strategy to achieve this. We are confident that the nine highly qualified directors nominated by the Company possess the right combination of relevant industry experience and expertise.

Despite American Vanguard’s small size, we have been able to attract an extraordinarily talented Board, whose members bring experience in: sustainable agriculture, marketing in the agricultural space, regulatory expertise, scientific knowledge, green solutions, precision application, ESG, IP, manufacturing and audit. These competencies are essential for your Board to continue driving Company strategy and smart growth.

We believe in strong corporate governance and regularly update our corporate governance practices to ensure they align with the highest standards. Our recent corporate governance initiatives include:

•	In 2021, the Board appointed Marisol Angelini, an extraordinarily well-qualified executive with experience in international marketing and distribution in the food and beverage industry.

•	Three of the last four appointees to the nine-person Board have been women. Three members of our Board identify with underrepresented groups (namely, LGBTQIA+, Latinx and Middle Eastern).

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The Board is continuing to explore other opportunities to broaden its inclusion of traditionally underrepresented groups while also managing this process in a manner that promotes a smooth and effective transition without disrupting boardroom dynamics or causing a loss of requisite skillsets. The Cruiser nominees do nothing to add to the Board’s commitment to diversity, and in fact, Cruiser appears to be suggesting replacing at least one director who adds diversity to the Board.

You can find additional information about our Board nominees in the proxy statement.

EXTENSIVE ENGAGEMENT WITH CRUISER MADE IT CLEAR THAT THEY HAVE NO PLAN

Cruiser first disclosed its stake in June 2021 and American Vanguard had numerous conversations with Cruiser in the following months. Throughout these discussions our Board and management team sought to understand Cruiser’s objectives and its suggestions for achieving them. Through multiple conversations, it became clear that Cruiser and its nominees have no plan and lack any expertise that would be additive to the Board. Their preliminary proxy filing confirms that.

In March 2022, without prior notice, Cruiser sent a letter and accompanying materials notifying the Company that Cruiser owned approximately 0.2% of American Vanguard’s outstanding shares and that it intended to nominate four individuals – Keith Rosenbloom, Charles Rose, Mark Bassett and Patrick Gottschalk – for election to the Board at the Annual Meeting.

The full Board interviewed Cruiser’s candidates individually for approximately two hours each and offered Cruiser at least three hours to present a much-touted critique of the Company’s performance. The Directors discussed in detail each nominee’s background and qualifications, with each nominee presenting various attributes that would bear on the candidates’ suitability for nomination to the Board. During the questioning, each of Messrs. Bassett, Gottschalk and Rose appeared less than enthusiastic about serving on the Board.

Tellingly, in its preliminary proxy filing, Cruiser nominated only three of its initially suggested four nominees – Rosenbloom, Bassett, and Gottschalk. They also failed to include their highly touted presentation, which they characterized as “more than 80 pages” and suggested that they’d need “hours” to present. After we allotted them that time and opportunity, we learned that, while filled with critiques, the presentation lacked substance and was devoid of constructive suggestions as to how Cruiser would improve our performance. Your Board and management understand our business and have put in place the building blocks to drive long-term value for all American Vanguard stockholders. Cruiser appears to concede this fact, even noting that the Board and management team have positioned us such that we can expect “strong tailwinds” from current and expected global economic conditions.

YOUR VOTE IS VERY IMPORTANT!

VOTE THE WHITE PROXY CARD TODAY TO PROTECT THE VALUE OF YOUR INVESTMENT

We strongly urge you to use the enclosed WHITE proxy card to vote today “FOR ALL” nine of American Vanguard’s highly qualified nominees: Marisol Angelini, Scott D. Baskin, Debra F. Edwards, Morton D. Erlich, Emer Gunter, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute and M. Esmail Zirakparvar. Simply follow the easy instructions to vote by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Please DO NOT vote using any proxy card you may receive from Cruiser — even as a “protest vote.” Any vote on the proxy card from Cruiser will revoke your prior vote on a WHITE proxy card, and only your latest-dated proxy will count towards the election of your highly qualified and experienced Board of Directors.

Your vote “FOR ALL” of our director nominees will help ensure that you, as an American Vanguard investor, have a Board focused on sustaining our positive momentum and creating lasting value for ALL stockholders.

We appreciate your continued support.

Sincerely,

Eric G. Wintemute, Chairman and Chief Executive Officer

John L. Killmer, Lead Independent Director

If you have any questions or need assistance in

voting your shares please call:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Important Additional Information and Where to Find It

American Vanguard has filed a definitive proxy statement on Schedule 14A, and an accompanying WHITE proxy card, with the Securities And Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2022 Annual Meeting of Stockholders. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY AND ALL OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC from the Company’s website, http:// https://www.american-vanguard.com, or from the SEC’s website at http://www.sec.gov. These will be available as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC.

Certain Information Regarding Participants to the Solicitation

The Company and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the business to be conducted at the Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers included in or incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 14, 2022, or from the Company’s definitive proxy statement filed with the SEC on April 29, 2022. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the numbers set forth in the Company’s definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

Certain information set forth in this release and the accompanying letter may constitute “forward looking statements” within the meaning of federal and applicable state securities laws. All statements herein that are not statements of historical fact are forward looking statements. These statements include statements regarding management’s expectations for future performance, as well as descriptions of plans and strategies and the expected results thereof. These statements reflect the current expectations of American Vanguard’s management based on currently known facts and circumstances, and should not be construed as assurances of performance or as guaranties of the actual outcomes. Without limiting the generality of the foregoing, forward looking statements include expectations about expected revenues, product margins, and net income, as well as factors relating to the effects on the Company’s earnings of the contested proxy solicitation currently underway. Actual results may differ from those expressed in forward looking statements, and those differences may be material and adverse. Factors that could cause actual results to differ from expectations include the ongoing effects of the COVID-19 pandemic and government responses and economic conditions resulting therefrom; the effect of international exchange rates and other local, national and foreign economic conditions; weather and climate conditions; changes in regulatory policy and in specific regulations and permitting processes that affect our products, and other risks as detailed from time-to-time in the Company’s SEC reports and filings. The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 14, 2022, contains a list of risk factors that may cause results to differ from expectations. These risk factors will be updated from time to time in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations thereunder (“Exchange Act”), or otherwise in our Exchange Act filings. The statements in this release speak only as of the date hereof, and the Company undertakes no duty to update such statements to reflect future events or developments.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

American Vanguard Contacts:

MacKenzie Partners, Inc.

Bob Marese

(212) 929-5500

bmarese@mackenziepartners.com

Media:

Reevemark

Paul Caminiti/Nicholas Leasure

(212) 433-4600

Paul.Caminiti@reevemark.com

Nicholas.Leasure@reevemark.com